FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES, INC. ANNOUNCES

NEW CREDIT FACILITY

Abilene, Kan. (July 21, 2011) - Duckwall-ALCO Stores, Inc. (Nasdaq:  DUCK) today announced that it has entered into a $120 million five-year revolving credit agreement with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC).  The new credit facility replaces an existing $120 million credit agreement with Bank of America, N.A. and Wells Fargo Retail Finance, LLC executed in February 2010.

Under the new Wells Fargo Capital Finance credit agreement, the Company will recognize many benefits, including a 150 basis point reduction in interest rates, access to more availability through an increase of advance rates on the collateral, a streamlined treasury management process and an extended term.

Rich Wilson, President and Chief Executive Officer, said, "We are very pleased with our partnership with Wells Fargo Capital Finance, and this agreement is a testament to our strategy and Duckwall-ALCO’s recent accomplishments.  The new facility not only provides additional flexibility, but also reduces our borrowing costs.  While we are very focused on growing sales in our stores, this new credit facility shows our continued commitment to reduce expenses in all areas.  It is an exciting time to be at Duckwall-ALCO, and we look forward to continuing our long-term partnership with Wells Fargo Capital Finance.”

Under both the prior credit facility and the new one, applicable interest rates are determined based upon average loan availability and, at the Company’s election, either a prime rate or LIBOR-based rate.  As a result of recent average availability, interest rates under the prior facility have been either prime rate plus 250 basis points or LIBOR plus 350 basis points. Under the new facility, those rates have been reduced to prime plus 100 basis points and LIBOR plus 200 basis points.  Assuming an average outstanding loan balance of $50 million, the estimated after-tax interest savings would be about $450,000 per year, or approximately $0.12 per share.

Under this asset-based loan, the advance rates applied to collateral represent key levers in determining the total amount of borrowing capacity for the Company.  These advance rates have been increased under the Wells Fargo Capital Finance facility, and the Company expects its borrowing capacity to increase by approximately $6 million as a result.

Furthermore, Duckwall-ALCO expects to be able to use Wells Fargo Capital Finance treasury management services to make the Company’s cash management more efficient and to reduce expenses through improved pricing for these services.

In conjunction with the closing of the transaction, the Company will record a one-time non-cash after-tax charge of approximately $300,000, or $0.08 per share, in the second quarter ended July 31, 2011.  This one-time charge is related to accelerated amortization of certain transaction fees from the February 2010 loan agreement with Bank of America.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a broad-line retailer, primarily located in small underserved communities across 23 states.  The Company has 213 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices.  We are proud to have continually provided friendly, personal service to our customers for the past 110 years.  To learn more about the Company, visit www.ALCOstores.com.

About Wells Fargo Capital Finance

Wells Fargo Capital Finance is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing, purchase order financing and channel finance to companies across the United States and Canada. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting and others. For more information, visit www.wellsfargocapitalfinance.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:

Wayne S. Peterson

Senior Vice President – Chief Financial Officer

785-263-3350 X164

email: wpeterson@ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-642-6363

email: dhagen@hagenandpartners.com